                                                                  EXHIBIT (H)(7)

                   SHAREHOLDER SERVICING FEE WAIVER AGREEMENT

     THIS AGREEMENT is effective as of the 31st day of October, 2008, between FAF Advisors, Inc., a Delaware corporation ("FAF Advisors," formerly known as U.S. Bancorp Asset Management, Inc.), and First American Funds, Inc., a Minnesota corporation ("FAF").

     WHEREAS, FAF Advisors provides, or compensates other service providers for providing, non-distribution-related (non-12b-1) shareholder services to clients who from time to time beneficially own certain share classes of the portfolios of FAF (each a "Portfolio" and, collectively, the "Portfolios") pursuant to an Amended Shareholder Service Plan and Agreement amended effective February 22, 2006; and

     WHEREAS, each such share class of a Portfolio pays a monthly shareholder servicing fee to FAF Advisors for providing such shareholder services, or for compensating other service providers for providing such services; and

     WHEREAS, FAF Advisors wishes to contractually waive the shareholder servicing fees paid by certain share classes of the Portfolios as set forth in Exhibit A hereto through October 31, 2009; and

     WHEREAS, it is in the interests of both FAF Advisors and the shareholders of the Portfolios for FAF Advisors to waive shareholder servicing fees as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that FAF Advisors will waive a portion of its shareholder servicing fees to the extent set forth in Exhibit A (which waivers are set forth on a class-by-class basis). FAF Advisors agrees that it may not be reimbursed by FAF for the fees waived by FAF Advisors under the terms of this agreement. FAF Advisors agrees to continue the foregoing fee waivers through October 31, 2009. Thereafter, any shareholder servicing fee waiver arrangement may be changed upon prior notice to FAF's Board of Directors.

     IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

FAF ADVISORS, INC.                      FIRST AMERICAN FUNDS, INC.


By: /s/ Joseph M. Ulrey III             By: /s/ Charles D. Gariboldi Jr.
    ---------------------------------       ------------------------------------
Name:  Joseph M. Ulrey III              Name:  Charles D. Gariboldi, Jr.
Title: Chief Financial Officer          Title: Treasurer

                                    EXHIBIT A

                                                        ANNUAL SHAREHOLDER SERVICING FEE WAIVER AS A
                                                           PERCENTAGE OF AVERAGE DAILY NET ASSETS
                                                        --------------------------------------------
Prime Obligations Fund - Class I                                         0.03%
Prime Obligations Fund - Institutional Investor Class                    0.03%
Treasury Obligations Fund - Reserve Class                                0.01%